                                                                    Exhibit 99.1

[AIR PRODUCTS LOGO]                                   News Release
--------------------------------------------------------------------------------
      AIR PRODUCTS AND CHEMICALS, INC.
      7201 Hamilton Boulevard
      Allentown, PA  18195-1501

      03251

          AIR PRODUCTS REPORTS THIRD QUARTER EPS OF 12 CENTS INCLUDING GLOBAL COST REDUCTION CHARGE AIMED AT INCREASING PROFITABILITY

      Access the Q3 earnings teleconference scheduled for 10:00 a.m. EDT on July 28 by calling (719) 457-2649 and entering passcode 254306 or listen on the Web at: www.airproducts.com/Invest/EarningsReleases.htm.

      LEHIGH VALLEY, Pa. (July 28, 2003) - Air Products (NYSE:APD) today reported net income of $27 million or diluted earnings per share (EPS) of $.12 for its third fiscal quarter ended June 30, 2003, which includes an after-tax global cost reduction charge of $96.6 million, or $.43 EPS. This charge includes asset disposals and facility closures in the company's Gases and Chemicals segments, and accruals for severance and pension-related benefits.

      Before including the impact of the charge, net income was $123 million and diluted EPS was $.55 per share, each down 13 percent compared with prior year results.*

      Quarter revenues of $1,630 million were up 19 percent from the prior year. The effects of acquisitions, divestitures, currency, and the pass-through effect of higher natural gas prices accounted for 16 percent of the increase. Improved volumes in both the Gases and Chemicals businesses primarily drove the three percent underlying sales improvement. Sequentially, sales were up three percent.

      Operating income of $40 million included a charge of $153 million for the global cost reduction plan. Before the impact of the charge, operating income of $193 million was down 10 percent versus prior year and up eight percent sequentially.* Stronger sales volumes in Gases and Chemicals, favorable currency, and lower maintenance costs in the company's CPI business drove this sequential improvement.

      Commenting on the quarter results, John P. Jones, Air Products' chairman and chief executive officer, said, "I am encouraged by the improvement in our businesses compared to

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                                  Page 2 of 14


      last quarter. We saw better results in Gases, with stronger volumes in electronics and CPI. Chemicals volumes also improved, but margins were hurt by continued high raw material costs."

      Gases segment sales of $1,138 million increased 24 percent over the prior year. Of this increase, 22 percent is accounted for by acquisitions, currency and higher natural gas pass-through effects. Gases operating income of $79 million included the global cost reduction plan charge of $92 million. Before this charge, operating income of $171 million was up three percent versus the prior year, largely a function of acquisitions and favorable currency effects partially offset by higher operating costs and lower electronics pricing.*

      Sequentially, Gases revenues increased one percent. Pre-charge operating income increased 12 percent on improved sales volumes, lower maintenance costs and favorable currency effects.*

      Chemicals segment sales of $421 million increased nine percent versus the prior year. Of this increase, five percent is accounted for by currency, divestitures and higher natural gas pass-through effects. An operating loss of $29 million was reported in the quarter, which includes the global cost reduction plan charge of $58 million. Before this charge, operating income declined 40 percent over the prior year to $29 million, principally on higher feedstock costs.*

      Sequentially, Chemicals revenues increased six percent, mainly on higher volumes and favorable currency. Pre-charge operating income was 14 percent below prior quarter, as higher maintenance and raw material costs more than offset sequential volume improvement.*

      Equipment segment sales of $71 million were three percent below prior year and up 41 percent sequentially. The operating loss of $0.6 million in the quarter included the global cost reduction plan charge of $2.4 million. Before this charge, operating income of $1.8 million was down $3.9 million year on year, due to lower helium container sales and weak non-LNG project activity.* Sequentially, operating income was down on reduced LNG project activity, with two LNG heat exchangers completed this quarter.

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                                  Page 3 of 14


      Summarizing the quarter results, Mr. Jones said, "In Gases, we are seeing stable North American merchant volumes, a slightly improving electronics outlook, and continuing strong demand in hydrogen, healthcare and Asia. In Chemicals, although we are now seeing some stability in energy and raw material costs, our volume improvement this quarter did not meet our expectations.

      "We also announced two major strategic developments in the quarter. First, we signed a definitive agreement to acquire the electronic chemicals business of Ashland Specialty Chemical Company, a division of Ashland Inc. This transaction will significantly expand our position in specialty materials, the principal growth driver of our electronics business; strengthen our global position as a market leader in the industry; and capitalize on our unique skills as the world's only combined gases and chemicals company.

      "Second, to position the company for improved profitability in this environment, we are implementing a global cost reduction plan to reduce capacity and costs in several businesses. These actions will cover three areas. First, we have shut down or will divest several underutilized facilities within our Gases and Chemicals segments. Second, we are implementing cost reductions to improve productivity, including balancing engineering resources with project activity. And third, we are reducing the number of management positions in the company to streamline our structure. Collectively, these actions will result in the elimination of 461 positions worldwide."

      Regarding Air Products' outlook, Mr. Jones said, "As we enter our final fiscal quarter, our guidance assumes an improving electronics market, stable to decreasing raw material costs and continued modest manufacturing growth. This should yield a sequential earnings improvement in the fourth quarter to an EPS range of $.58 to $.61, and a full-year EPS around the bottom of last quarter's guidance range, which excluded the impact of the cost reduction charge."

      Mr. Jones concluded by saying, "Our leadership team is committed to making Air Products a more productive, focused and efficient company, and in turn, a more attractive investment. We have a stable business mix. We have significant operating leverage as markets continue to recover. And we have four solid growth platforms that represent approximately half of our

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
                                  Page 4 of 14


      sales, with double-digit average growth opportunities going forward. We will drive profitability using our portfolio management process, especially in these challenging economic times when payoffs aren't always immediate. We will continue to deal with reality in this tough environment, but we will not lose our focus on growth."

      NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products' goods and services; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover increased energy and raw material costs from customers; spikes in the pricing of natural gas; changes in government regulations; consequences of acts of war or terrorism impacting the United States' and other markets; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; and the timing and rate at which tax credits can be utilized.

      *This press release contains non-GAAP measures, which exclude the impact of the 2003 global cost reduction plan charge. The presentation of these non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which are indicators of the company's baseline performance. The company's management uses these non-GAAP measures internally to evaluate its business and as a basis for forecasting future periods.

      The table below presents a reconciliation of GAAP measures to non-GAAP measures:

Millions of dollars, except per share
-------------------------------------
                                  2003 Global Cost
                        GAAP       Reduction Plan      Non-GAAP
                       Basis           Charge          Measures
                       -----           ------          --------
Operating Income
  Gases               $  79.2         $  92.2          $ 171.4
  Chemicals             (29.2)           58.1             28.9
  Equipment               (.6)            2.4              1.8
All Other                (9.4)             --             (9.4)
                      -------         -------          -------
  Consolidated        $  40.0         $ 152.7          $ 192.7
                      -------         -------          -------

                      -------         -------          -------
Net Income            $  26.6         $  96.6          $ 123.2
                      -------         -------          -------
Diluted EPS           $   .12         $   .43          $   .55
                      -------         -------          -------

      Please review the attached financial information:

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                        AIR PRODUCTS AND CHEMICALS, INC.
                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

(Millions of dollars, except per share)
---------------------------------------
                                        Three Months Ended               Nine Months Ended
                                             30 June                          30 June
                                             -------                          -------
                                      2003              2002           2003               2002
                                      ----              ----           ----               ----
Sales                              $ 1,629.9         $ 1,374.0      $ 4,655.0          $ 4,003.2
                                   ---------         ---------      ---------          ---------

Income Before Cumulative
  Effect of Accounting Change      $    26.6(a)      $   141.3      $   268.9(a)       $   381.1(b)

Cumulative Effect of
   Accounting Change                      --                --           (2.9)                --
                                   ---------         ---------      ---------          ---------
Net Income                         $    26.6(a)      $   141.3      $   266.0(a)       $   381.1(b)
                                   =========         =========      =========          =========

Basic Earnings Per Share:
Income Before Cumulative           $     .12(a)      $     .65      $    1.23(a)       $    1.76(b)
  Effect of Accounting Change
Cumulative Effect of
  Accounting Change                       --                --           (.02)                --
                                   ---------         ---------      ---------          ---------
Net Income                         $     .12(a)      $     .65      $    1.21(a)       $    1.76(b)
                                   =========         =========      =========          =========

Diluted Earnings Per Share:
Income Before Cumulative           $     .12(a)      $     .63      $    1.21(a)       $    1.71(b)
  Effect of Accounting Change
Cumulative Effect of
   Accounting Change                      --                --           (.02)                --
                                   ---------         ---------      ---------          ---------
Net Income                         $     .12(a)      $     .63      $    1.19(a)       $    1.71(b)
                                   =========         =========      =========          =========

Capital Expenditures               $   152.8         $   149.1      $   692.5          $   508.0

Depreciation                       $   164.7         $   148.2      $   477.1          $   423.9
                                   ---------         ---------      ---------          ---------

(a) Included an after-tax charge of $96.6, or $.43 per share, for a global cost reduction plan.

(b) Included an after-tax gain of $25.7, or $.12 per share, on the sale of U.S. packaged gas business and an after-tax charge of $18.9, or $.09 per share, for a global cost reduction plan.


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                                  Page 6 of 14

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                         CONSOLIDATED INCOME STATEMENTS
                                   (Unaudited)

(Millions of dollars, except            Three Months Ended              Nine Months Ended
  per share)                                  30 June                         30 June
  ----------                                  -------                         -------
                                        2003            2002            2003            2002
                                        ----            ----            ----            ----
SALES                                $ 1,629.9       $ 1,374.0       $ 4,655.0       $ 4,003.2
COSTS AND EXPENSES
Cost of sales                          1,225.4           976.7         3,434.7         2,856.1
Selling and administrative               243.4           172.9           638.1           531.3
Research and development                  32.1            31.9            93.2            90.4
Other (income) expense, net               89.0           (22.6)           73.5           (28.7)
                                     ---------       ---------       ---------       ---------
OPERATING INCOME                          40.0           215.1           415.5           554.1
Income from equity affiliates,
  net of related expenses                 20.0            17.7            58.3            56.4
Gain on sale of U.S. packaged
  gas business                              --              --              --            55.7
Interest expense                          32.5            27.5            92.8            93.6
                                     ---------       ---------       ---------       ---------
INCOME BEFORE TAXES AND
  MINORITY INTEREST                       27.5           205.3           381.0           572.6
Income taxes                              (2.9)           60.6           100.9           179.0
Minority interest (a)                      3.8             3.4            11.2            12.5
                                     ---------       ---------       ---------       ---------
INCOME BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE             26.6           141.3           268.9           381.1
Cumulative effect of accounting
  change                                    --              --            (2.9)             --
                                     ---------       ---------       ---------       ---------
NET INCOME                           $    26.6       $   141.3       $   266.0       $   381.1
                                     =========       =========       =========       =========
BASIC EARNINGS PER
  COMMON SHARE
Income before cumulative effect
  of accounting change               $     .12       $     .65       $    1.23       $    1.76
Cumulative effect of
   accounting change                        --              --            (.02)             --
                                     ---------       ---------       ---------       ---------
Net Income                           $     .12       $     .65       $    1.21       $    1.76
                                     ---------       ---------       ---------       ---------
DILUTED EARNINGS PER
  COMMON SHARE
Income before cumulative effect
 of accounting change                $     .12       $     .63       $    1.21       $    1.71
Cumulative effect of
   accounting change                        --              --            (.02)             --
                                     ---------       ---------       ---------       ---------
Net Income                           $     .12       $     .63       $    1.19       $    1.71

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                                  Page 7 of 14

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                         CONSOLIDATED INCOME STATEMENTS
                                   (Unaudited)

(continued)


WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES (in millions)         219.7           218.0           219.3           216.8
                                     ---------       ---------       ---------       ---------
WEIGHTED AVERAGE NUMBER
   OF COMMON AND COMMON
   EQUIVALENT SHARES (in millions)       223.3           224.7           222.9           222.7
                                     ---------       ---------       ---------       ---------
DIVIDENDS DECLARED PER
   COMMON SHARE - Cash               $     .23       $     .21       $     .65       $     .61
                                     ---------       ---------       ---------       ---------

(a)   Minority interest primarily includes before-tax amounts.

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                                  Page 8 of 14

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(Millions of dollars)
---------------------
                                                            30 June
                                                            -------
                                                       2003           2002
                                                       ----           ----
ASSETS
CURRENT ASSETS
Cash and cash items                                 $   141.3      $   185.8
Trade receivables, less allowances for
  doubtful accounts                                   1,133.5          933.4
Inventories and contracts in progress                   505.8          451.1
Other current assets                                    237.8          210.7
                                                    ---------      ---------
TOTAL CURRENT ASSETS                                  2,018.4        1,781.0
                                                    ---------      ---------
INVESTMENTS IN NET ASSETS OF AND ADVANCES TO
  EQUITY AFFILIATES                                     550.7          568.5
PLANT AND EQUIPMENT, at cost                         11,369.9       10,562.1
Less - Accumulated depreciation                       5,926.5        5,413.8
                                                    ---------      ---------
PLANT AND EQUIPMENT, net                              5,443.4        5,148.3
                                                    ---------      ---------
GOODWILL                                                610.2          381.9
                                                    ---------      ---------
OTHER NONCURRENT ASSETS                                 326.2          356.8
                                                    ---------      ---------
TOTAL ASSETS                                        $ 8,948.9      $ 8,236.5
                                                    =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Payables and accrued liabilities                    $   913.9      $   839.2
Accrued income taxes                                     35.9           64.7
Short-term borrowings and current portion of
  long-term debt                                        217.6          206.6
                                                    ---------      ---------
TOTAL CURRENT LIABILITIES                             1,167.4        1,110.5
                                                    ---------      ---------
LONG-TERM DEBT                                        2,150.7        2,007.4
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES          914.2          689.2
DEFERRED INCOME TAXES                                   766.5          779.2
                                                    ---------      ---------
TOTAL LIABILITIES                                     4,998.8        4,586.3
                                                    ---------      ---------
MINORITY INTERESTS IN SUBSIDIARY COMPANIES              178.9          126.5
                                                    ---------      ---------
TOTAL SHAREHOLDERS' EQUITY                            3,771.2        3,523.7
                                                    ---------      ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $ 8,948.9      $ 8,236.5
                                                    =========      =========


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                                  Page 9 of 14

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

(Millions of dollars)
---------------------
                                                              Nine Months Ended
                                                                    30 June
                                                                    -------
                                                              2003          2002
                                                              ----          ----
OPERATING ACTIVITIES
  Net Income                                                 $ 266.0       $ 381.1
  Adjustments to reconcile income to cash provided by
    operating activities:
    Depreciation                                               477.1         423.9
    Impairment of long-lived assets                             91.7           3.7
    Deferred income taxes                                       60.8          30.8
    Undistributed earnings of unconsolidated affiliates           .7         (33.2)
    Gain on sale of assets and investments                      (9.2)        (66.6)
    Pension plan contributions                                 (50.8)        (38.1)
    Other                                                       35.5          46.5
  Working capital changes that provided (used) cash,
    excluding effects of acquisitions and divestitures:
    Trade receivables                                          (64.9)        (16.8)
    Inventories and contracts in progress                      (26.9)         15.9
    Payables and accrued liabilities                            11.4         (58.9)
    Other                                                      (60.9)         36.4
                                                             -------       -------
CASH PROVIDED BY OPERATING ACTIVITIES                          730.5         724.7
                                                             -------       -------
INVESTING ACTIVITIES
  Additions to plant and equipment (a)                        (440.0)       (459.8)
  Investment in and advances to unconsolidated
    affiliates                                                  (6.1)        (35.2)
  Acquisitions, less cash acquired (b)                        (234.2)        (10.3)
  Proceeds from sale of assets and investments                  99.5         283.7
  Other                                                          (.1)          6.3
                                                             -------       -------
CASH USED FOR INVESTING ACTIVITIES                            (580.9)       (215.3)
                                                             -------       -------
FINANCING ACTIVITIES
  Long-term debt proceeds                                      135.4          43.6
  Payments on long-term debt                                  (212.8)       (174.1)
  Net decrease in commercial paper and short-term
    borrowings                                                (100.8)       (229.6)
  Dividends paid to shareholders                              (138.0)       (129.8)
  Issuance of stock for options and award plans                 42.8          96.4
                                                             -------       -------
CASH USED FOR FINANCING ACTIVITIES                            (273.4)       (393.5)
                                                             -------       -------
Effect of Exchange Rate Changes on Cash                         11.4           3.7
                                                             -------       -------
(Decrease) Increase in Cash and Cash Items                    (112.4)        119.6
Cash and Cash Items - Beginning of Year                        253.7          66.2
                                                             -------       -------
Cash and Cash Items - End of Period                          $ 141.3       $ 185.8
                                                             =======       =======

(a) Excludes capital lease additions of $6.8 and $2.7 in 2003 and 2002, respectively.

(b) Excludes $1.4 of capital lease obligations and $4.0 of long-term debt assumed in acquisitions in 2003.

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                                  Page 10 of 14


                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

(Millions of dollars, except per share)

Asset Retirement Obligations

The company adopted Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," on 1 October 2002. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. The company's asset retirement obligations are primarily associated with Gases on-site long-term supply contracts under which the company has built a facility on land leased from the customer and is obligated to remove the facility at the end of the contract term. At 1 October 2002, the company recognized transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs and accumulated depreciation. An after-tax transition charge of $2.9 was recorded as the cumulative effect of an accounting change. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is approximately $1.

Acquisitions

On 30 June 2003, the company announced it had signed a definitive agreement to acquire the Electronic Chemicals business of Ashland Specialty Chemical Company, a division of Ashland Inc., in a cash transaction valued at approximately $300 million. The acquisition is subject to regulatory approvals. Honeywell International Inc. has filed a lawsuit in the Delaware Chancery Court in New Castle County, Delaware seeking to block the acquisition alleging the acquisition would cause a breach of an agreement between a Honeywell joint venture and the company. Ashland's Electronic Chemicals business is a leading global electronic service provider and supplier of ultrapure specialty chemicals used by the electronics industry to make semiconductor devices.

Acquisitions for the nine months ended 30 June 2003, totaling $234.2, included American Homecare Supply, LLC (AHS), additional small homecare businesses, and Sanwa Chemical Industry Co., Ltd. The principal acquisition of the company was AHS in October 2002, for $166. AHS is a homecare market leader throughout the northeastern United States.

In July 2002, the company purchased an additional 22% of the outstanding shares of San Fu Chemical Company, Ltd. (San Fu), increasing the company's ownership interest from 48% to 70%. As of 30 June 2002, the company accounted for its investment in San Fu using the equity method. With this acquisition, the company obtained control and consolidated this investment.

The acquisitions in 2003 and the San Fu acquisition in 2002 contributed $290 and $47 to sales and operating income, respectively, for the nine months ended 30 June 2003.

Divestitures

On 28 February 2002, the company completed the sale of the majority of its U.S. packaged gas business, excluding the electronic gases and magnetic resonance imaging related helium operations,

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
                                  Page 11 of 14


to Airgas, Inc. (Airgas). The company also sold its packaged gas operations in the Carolinas and in Southern Virginia to National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, N.C. For the five months ended 28 February 2002, the assets sold generated revenues of approximately $100 also with a modest contribution to operating income. The proceeds from these transactions were $254.5. The results for the nine months ended 30 June 2002 included a gain of $55.7 ($25.7 after-tax, or $.12 per share).

On 1 April 2003, the company completed the sale of the majority of its Canadian packaged gas business to the BOC Group for approximately $40.

2003 Global Cost Reduction Plan

The results for the three and nine months ended 30 June 2003 included a charge of $152.7 ($96.6 after-tax, or $.43 per share) for a global cost reduction plan (2003 Plan). This charge included $56.8 for severance and pension related benefits recorded in cost of sales, selling and administrative, and research and development and $95.9 for asset disposals and facility closures in the Gases and Chemicals segments recorded in other expense.

During the third quarter of 2003, the company completed a capacity utilization analysis in several businesses in the Gases segment. To reduce capacity and costs several facilities ceased operation by 30 June 2003. A charge of $37.6 was recognized for the closure of these facilities, net of expected recovery. A decision was made to terminate several incomplete capacity expansion projects. A charge of $13.0 was recognized for the cost of terminating these projects, net of expected recovery from disposal and redeployment. A charge of $3.6 was also recognized for the planned sale of two real estate properties and the termination of several leases for small facilities. These charges are principally in our North American merchant and tonnage businesses with a modest amount in our Electronics business.

The rationalization of excess capacity in certain products has resulted in a decision to exit certain Chemical Intermediates operations. Late in the quarter ending 30 June 2003, the company decided to pursue the sale of its European methylamines and derivatives business. The company expects to complete the sale by 30 June 2004. Expected proceeds from sale were determined and a loss was recognized for the difference between the carrying value of the assets and the expected net proceeds from the sales. Additional charges for the closure of its methanol and ammonia plants in Pensacola, Florida, which make products for internal consumption were also recognized. The total charge for these actions was $41.7.

In addition to the capacity reduction initiatives, the company continues to implement cost reduction and productivity related efforts. The divestitures, the capacity reductions and the cost control initiatives will result in the elimination of 461 positions from the company. The company will complete the 2003 Plan by 30 June 2004. Approximately 30% of the position reductions relate to capacity rationalization and divestitures. An additional 40% relates to ongoing productivity efforts and balancing engineering resources with project activity and the remaining 30% relates to a reduction in the number of management positions.

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
                                  Page 12 of 14

The 2003 global cost reduction plan charges were recorded to the following income statement line items and operating segments:

                Cost of     Selling and    Research and       Other
Segment          Sales     Administrative   Development      Expense         Total
-------          -----     --------------   -----------      -------         -----
Gases          $    10.3      $    26.9      $      .8      $    54.2      $    92.2
Chemicals            9.5            5.8            1.1           41.7           58.1
Equipment             .8            1.4             .2             --            2.4
Total          $    20.6      $    34.1      $     2.1      $    95.9      $   152.7

Results for the remainder of 2003 and beyond will benefit from the 2003 global cost reduction plan. Cost savings of $3 are expected in the fourth quarter of 2003. Cost savings of $38 are expected in 2004. Beyond 2004, the company expects the 2003 global cost reduction plan to provide annualized incremental cost savings of $59, of which the majority is related to reduced personnel costs.

2002 Global Cost Reduction Plan

The results for the nine months ended 30 June 2002 included a charge of $30.8 ($18.9 after-tax, or $.09 per share) for a global cost reduction plan (2002
Plan) including U.S. packaged gas divestiture related reductions. The plan included 333 position eliminations, resulting in a charge of $27.1 for severance and pension related benefits. A charge of $3.7 was recognized for asset impairments related to the planned sale or closure of two small chemicals facilities. The restructuring charges included in cost of sales, selling and administrative, research and development, and other expense were $13.4, $14.1, $.4, and $2.9, respectively. This cost reduction plan was completed as expected in March 2003.

Equity Affiliates' Income

Income from equity affiliates for the nine months ended 30 June 2003 included $14 for adjustments related to divestitures recorded in prior periods. $8 is included in Other equity affiliates and $6 is included in Gases equity affiliates.

Income from equity affiliates contributed $.08 to diluted earnings per share for the three months ended 30 June 2003 and 2002. Income from equity affiliates contributed $.23 and $.24 to diluted earnings per share for nine months ended 30 June 2003 and 2002, respectively.

Income Taxes

The company had a net tax benefit of $2.9 for the three months ended 30 June 2003. The net benefit was driven by the impact of the 2003 global cost reduction plan charges, which were taxed at statutory rates.

                                     -more-

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY BUSINESS SEGMENTS
                                   (Unaudited)

Business segment information is shown below:
--------------------------------------------
(Millions of dollars)                     Three Months Ended               Nine Months Ended
                                               30 June                        30 June
                                               -------                        -------
                                        2003              2002           2003              2002
                                        ----              ----           ----              ----
Revenues from external customers
  Gases                               $1,138.1          $  915.7       $3,293.4          $2,706.6
  Chemicals                              421.2             385.4        1,173.5           1,092.5
  Equipment                               70.6              72.9          188.1             204.1
                                      --------          --------       --------          --------
  Segment Totals                       1,629.9           1,374.0        4,655.0           4,003.2
                                      --------          --------       --------          --------
  Consolidated Totals                 $1,629.9          $1,374.0       $4,655.0          $4,003.2
                                      --------          --------       --------          --------
Operating income
  Gases                               $   79.2(a)       $  166.7       $  402.6(a)       $  441.2(d)
  Chemicals                              (29.2)(b)          47.9           37.6(b)          130.4(e)
  Equipment                               (0.6)(c)           5.7            6.5(c)           11.7
                                      --------          --------       --------          --------
  Segment Totals                          49.4             220.3          446.7             583.3
                                      --------          --------       --------          --------
  Corporate research
   and development and other
     income (expense)                     (9.4)             (5.2)         (31.2)            (29.2)
                                      --------          --------       --------          --------
  Consolidated Totals                 $   40.0          $  215.1       $  415.5          $  554.1
                                      --------          --------       --------          --------
Equity affiliates' income
  Gases                               $   16.5          $   14.4       $   43.1          $   46.5
  Chemicals                                3.6               3.4            6.9               8.5
  Equipment                               (0.1)             (0.1)            --               1.4
                                      --------          --------       --------          --------
  Segment Totals                          20.0              17.7           50.0              56.4
                                      --------          --------       --------          --------
  Other                                     --                --            8.3                --
                                      --------          --------       --------          --------
  Consolidated Totals                 $   20.0          $   17.7       $   58.3          $   56.4
                                      --------          --------       --------          --------

(Millions of dollars)                30 June
---------------------                -------
                               2003          2002
                               ----          ----
Identifiable assets (f)
  Gases                      $6,614.5      $5,771.1
  Chemicals                   1,441.7       1,399.3
  Equipment                     168.4         202.4
                             --------      --------
  Segment Totals              8,224.6       7,372.8
                             --------      --------
  Corporate assets              173.6         295.2
                             --------      --------
  Consolidated Totals        $8,398.2      $7,668.0
                             --------      --------

(a)   Included a global cost reduction plan charge of $92.2.

(b)   Included a global cost reduction plan charge of $58.1.

(c)   Included a global cost reduction plan charge of $2.4.

(d)   Included a global cost reduction plan charge of $26.2.

(e)   Included a global cost reduction plan charge of $4.6.

(f) Identifiable assets are equal to total assets less investments in equity affiliates.

                                     -more-

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY GEOGRAPHIC REGIONS
                                   (Unaudited)

(Millions of dollars)
---------------------
                                        Three Months Ended          Nine Months Ended
                                             30 June                     30 June
                                             -------                     -------
                                        2003          2002          2003          2002
                                        ----          ----          ----          ----
Revenues from external customers
  United States                       $  939.4      $  845.8      $2,700.8      $2,503.6
  Canada                                  19.2          28.5          76.5          80.6
                                      --------      --------      --------      --------
    Total North America                  958.6         874.3       2,777.3       2,584.2
                                      --------      --------      --------      --------
  United Kingdom                         133.3         122.4         362.4         341.3
  Spain                                   97.7          89.2         271.0         250.9
  Other Europe                           242.0         173.8         683.1         506.2
                                      --------      --------      --------      --------
    Total Europe                         473.0         385.4       1,316.5       1,098.4
                                      --------      --------      --------      --------
  Asia                                   165.8          88.1         471.8         240.1
  Latin America                           32.3          26.1          89.0          80.3
  All Other                                 .2            .1            .4            .2
                                      --------      --------      --------      --------
Total                                 $1,629.9      $1,374.0      $4,655.0      $4,003.2
                                      --------      --------      --------      --------

      Note: Geographic information is based on country of origin. The Other Europe segment operates principally in Belgium, France, Germany and the Netherlands.




      MEDIA INQUIRIES:

           Catherine E. McDonald, tel: (610) 481-3673; e-mail: mcdonace@apci.com

      INVESTOR INQUIRIES:

           Alexander W. Masetti, tel: (610) 481-7461; e-mail: masettaw@apci.com